Exhibit 99.1

       Compass Minerals International, Inc. Executives Adopt 10b5-1 Plans

     OVERLAND PARK, Kan.--(BUSINESS WIRE)--Feb. 16, 2005--Three executives of Compass Minerals International, Inc. (NYSE: CMP) have established plans to develop diversified financial portfolios by exercising vested, non-qualified stock options on a monthly basis. The plans, which are in accordance with Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, do not affect the executives' existing holdings of Compass Minerals stock and relate only to vested stock options.
     Michael Ducey, president and chief executive officer, will exercise options each month from February 2005 through December 2005 to gradually increase his Compass Minerals holdings by approximately 20 percent. Mr. Ducey will also sell 14,900 shares from each exercise to cover the exercise price and taxes and to diversify his holdings. Upon completion of the plan, Mr. Ducey will own more than 335,000 shares of Compass Minerals stock.
     Similarly, Rodney Underdown, chief financial officer, will use his plan to increase his ownership of Compass Minerals stock by approximately 30 percent through the exercise of stock options. He will sell 3,500 of the resulting shares each month to cover exercise costs and for financial planning purposes. His plan will expire December 2005. Keith Clark, vice president and General Trade general manager, will exercise options and sell 12,769 shares each month from February 2005 through January 2006.

     About Compass Minerals International, Inc.

     Based in the Kansas City metropolitan area, Compass is the second-leading salt producer in North America and the largest in the United Kingdom. In addition, Compass is North America's leading producer of sulfate of potash, which is used in the production of specialty fertilizers for high-value crops and turf.

     This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in Compass Minerals International's registration statement on form S-3 filed with the Securities and Exchange Commission on November 16, 2004. The Company will not update any forward-looking statements made in this press release to reflect future events or developments.


     CONTACT: Compass Minerals International, Inc.
              Rodney L. Underdown, 913-344-9395
              Vice President and Chief Financial Officer or
              Peggy Landon, 913-344-9315
              Director of Investor Relations